EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS ENTERS INTO DEFINITIVE AGREEMENT

TO SELL MOUNTAINSIDE MEDICAL CENTER

Receives Initial Proposals for New Senior and Mezzanine Credit Facilities

Atlanta, Georgia (April 12, 2004) – SunLink Health Systems, Inc. (Amex: SSY) today announced that it has entered into a definitive agreement to sell its Mountainside Medical Center hospital in Jasper, GA, to Piedmont Medical Center, Inc. for approximately $40 million. SunLink said it expects to report an after-tax gain of approximately $13.5 million from the sale. SunLink also said it expects to record charges of approximately $3.1 million to write down certain assets retained in the sale and charges relating to the early retirement of debt. The transaction, which is subject to various conditions and approvals, is expected to be completed in SunLink’s fourth fiscal quarter ending June 30, 2004. SunLink said it will retain Mountainside’s working capital, except for inventory, and that it intends to use the net proceeds from the sale to repay debt and related costs with the balance retained for working capital.

Commenting on the sale, SunLink’s Chairman and Chief Executive Officer, Robert M. Thornton, Jr., said, “This sale furthers several of our key corporate and operational objectives and, we believe, reflects the value inherent in our hospital portfolio. We believe this sale will greatly benefit SunLink and our shareholders by:

•	substantially reducing our debt,

•	more than doubling our shareholders’ equity,

•	positioning SunLink to continue to make capital improvements in our remaining seven hospitals, and

•	positioning SunLink to continue to grow by prudently pursuing acquisitions that complement our hospital portfolio.”

Mr. Thornton continued “Additionally, this transaction will allow us to focus more sharply on our core operating strategy of being a quality healthcare provider to exurban and rural communities. The Mountainside service area of Jasper and Pickens County is a fast-growing area in the northern Atlanta MSA which is increasingly taking on characteristics different from our business strategy but complementary to Piedmont’s strength. We are confident that Piedmont, one of Atlanta’s premier medical centers, will continue to provide the Mountainside service area with outstanding medical resources.”

SunLink also said that, predicated upon the sale and application of proceeds to retire debt, it has received initial proposals from lenders for new senior and mezzanine credit facilities to provide up to $40 million for hospital capital projects, selective acquisitions, and other corporate purposes. SunLink cautioned that there can be no assurance, even if the sale of Mountainside Medical Center is completed, that any suitable credit facility providing for the corporation’s desired amount and use of proceeds will be available on satisfactory terms.

SunLink Health Systems, Inc. currently operates eight community hospitals and related businesses in the Southeast and Midwest, including Mountainside Medical Center. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and in its Form S-4 relating to the HealthMont merger dated August 11, 2003.

(continued..)

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed balance sheet as of December 31, 2003 gives effect to the sale of substantially all of the assets (excluding patient receivables) of Mountainside Medical Center, the sale of the old Jasper, Georgia hospital in a separate transaction in March 2004 and the repayment of the specified outstanding debt, as if these transactions had occurred on December 31, 2003. The following unaudited pro forma condensed statement of earnings for the six months ended December 31, 2003 gives effect to the sale of Mountainside, the old Jasper, Georgia hospital, the repayment of the specified outstanding debt, and the October 3, 2003 merger with HealthMont, Inc., as if these transactions had occurred on July 1, 2003.

The sale of the assets of Mountainside for approximately $40,000,000 less estimated sale expenses of $1,500,000 would result in a net gain of approximately $13,535,000 after income tax expense of approximately $5,700,000. The old Jasper, Georgia hospital was sold for $500,000. The proceeds from the sales of Mountainside and the old Jasper, Georgia hospital are expected to reduce debt by approximately $36,900,000. Expenses (including additional reserves for retained patient receivables which are estimated to be uncollectible as a result of the sale), asset write-downs, and charges relating to the early payment of debt are expected to result in charges of approximately $3,130,000. The pro forma condensed statement of earnings also reflects the estimated reduction of interest expense for debt expected to be repaid from the sales proceeds and the estimated increase in interest expense on debt incurred in connection with the HealthMont merger.

The pro forma adjustments are based upon available information that SunLink believes is reasonable under the circumstances based upon, among other things, the definitive agreement to sell Mountainside Medical Center. The pro forma financial information is not necessarily indicative of the operating results or financial position that would be achieved had the transactions been consummated on the dates indicated and should not be construed as representative of future results or financial position. The pro forma results should be read in conjunction with the Certain Cautionary Statements and the financial statements and notes thereto in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2003 and Quarterly Report on Form 10-Q for the period ended December 31, 2003.

SUNLINK HEALTH SYSTEMS, INC.

UNAUDITED CONDENSED PRO FORMA BALANCE SHEET

As of December 31, 2003

(All amounts in thousands)

	(A)	(B)		(C)		(A) + (B) +(C) (D)
	SunLink As Reported December 31, 2003	Sale of Jasper, GA Hospital Operations		Pro Forma Adjustments		As Adjusted
Current Assets:
Cash and cash equivalents	$4,779	$38,700	(a)	$(43,135	)(g)	$344
Receivables, net	15,302	—		(850	)(h)	14,452
Medical supplies	2,728	(494	)(b)			2,234
Prepaid expenses and other	2,406	—		(255	)(h)	2,151

Total Current Assets	25,215	38,206		(44,240)		19,181

Property, plant and equipment, net	53,157	(18,826	)(c)	—		34,331
Other noncurrent assets	4,625	—		(368	)(h)	4,257

Total Assets	$82,997	$19,380		$(44,608)		$57,769

Current Liabilities:
Accounts payable	$9,897	$—		$—		$9,897
Revolving advances	7,003	—		(4,564	)(i)	2,439
Third-party payor settlements	4,546	—		—		4,546
Current maturities of long-term debt	10,165	(300	)(d)	(8,386	)(i)	1,479
Other current liabilities	11,021	6,148	(e)	(6,426	)(i)	10,743

Total Current Liabilities	42,632	5,848		(19,376)		29,104

Long-term debt	28,978	—		(22,102	)(i)	6,876
Other long-term liabilities	3,016	—		—		3,016

Shareholders’ Equity:
Common shares	3,165	—		—		3,165
Additional paid-in capital	5,940	—		—		5,940
Retained earnings (deficit)	(488)	13,532	(f)	(3,130	)(j)	9,914
Common stock warrants	170	—		—		170
Accumulated other comprehensive loss	(416)					(416)

Total Shareholders’ Equity	8,371	13,532		(3,130)		18,773

Total Liabilities and Shareholders’ Equity	$82,997	$19,380		$(44,608)		$57,769

The accompanying notes are an integral part of this unaudited condensed pro forma balance sheet.

SUNLINK HEALTH SYSTEMS, INC.

Notes to Unaudited Condensed December 31, 2003 Pro Forma Balance Sheet

(All amounts in thousands, except for per share)

(a) Adjustments to cash
Estimated proceeds of sale of Mountainside	$40,000
Portion of proceeds of old hospital sale ($500 less $300 used to reduce debt in (d))	200
Estimated expenses of Mountainside sale	(1,500)

$38,700

(b) Adjustments to inventory
Inventory of Mountainside sold	$(494)

(c) Adjustments to property, plant and equipment, net
Assets of Mountainside sold	$(18,323)
Assets of old hospital sold	(503)

$(18,826)

(d) Payment on Mountainside financing facility from sale of old hospital	$(300)

(e) Adjustments to other current liabilities
Estimated tax payable on gain on sale of Mountainside	$5,700
Estimated cost of professional liability insurance	448

$6,148

(f) Change in retained earnings:
Estimated gain on sale	$13,535
Estimated loss on sale of old hospital	(3)

$13,532

(g) Pro forma cash adjustments:
Payment of Mountainside financing facility	$(5,700)
Payment of revolving loans	(4,564)
Payment of Term loan	(4,179)
Payment of Senior subordinated note	(20,512)
Payment of Senior subordinated zero coupon note	(1,650)
Payment of accrued interest on Senior subordinated note	(726)
Payment of estimated tax on gain on sale	(5,700)
Payment of pre-payment penalty on Term loan	(104)

$(43,135)

(h) Writedown of assets
Reserve for uncollectible Mountainside receivables retained	$(850)

Prepaid and other current assets:
Write-off of capitalized debt costs	$(172)
Write-off of Mountainside prepaid expenses	(83)

$(255)

Other assets:
Write-off of capitalized debt costs	$(150)
Write-off of Mountainside other assets	(218)

$(368)

SUNLINK HEALTH SYSTEMS, INC.

Notes to Unaudited Condensed December 31, 2003 Pro Forma Balance Sheet

(All amounts in thousands, except for per share)

(continued)

(i) Payment of debt and other liabilities:

Payment of revolving loans	$(4,564)

Payment of Mountainside financing facility	$(5,700)
Payment of Term loan - current maturity	(1,052)
Payment of Senior subordinated zero coupon note (net of unamortized discount of $16)	(1,634)

$(8,386)

Payment of estimated tax on gain on sale	$(5,700)
Payment of accrued interest on Senior subordinated note	(726)

$(6,426)

Payment of Term loan - long term	$(3,127)
Payment of Senior subordinated note (net of unamortized discount of $1,537)	(18,975)

$(22,102)

(j) Losses on asset writedowns and debt prepayments
Reserve for uncollectible Mountainside receivables retained	$(850)
Write-off of capitalized debt costs	(322)
Write-off of Mountainside prepaid expenses and other assets	(301)
Write-off unamortized debt discount on debt repaid	(1,553)
Pre-payment penalty on Term loan	(104)

$(3,130)

SUNLINK HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA STATEMENT OF EARNINGS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2003

(Amounts in thousands, except per share amounts)

	(A)	(B)	(C)	(D)		(A) +(B) -(C) +(D) (E)
	SunLink As Reported For the Six Months Ended December 31, 2003	Add HealthMont As Reported For the Three Months Ended September 30, 2003	Subtract Mountainside Medical Center As Reported For the Six Months Ended December 31, 2003	Pro Forma Adjustments		As Adjusted
Net revenues	$62,330	$7,358	$10,889	$—		$58,799

Cost of patient services revenues:
Salaries, wages and benefits	29,276	3,834	5,096			28,014
Provision for bad debts	7,459	1,004	1,443			7,020
HealthMont, Inc. corporate expense		645				645
Other operating expenses	22,844	3,055	4,214			21,685
Depreciation and amortization	1,473	193	606	143	(a)	1,203

Operating profit	1,278	(1,373)	(470)	(143)		232

Interest expense	(2,363)	(298)	(146)	1,626	(b)	(889)
Interest income	10					10

Earnings from Continuing Operations before Income Taxes	(1,075)	(1,671)	(616)	1,483		(647)

Income taxes	126	—	—	(d	)	126

Earning (Loss) from Continuing Operations	$(1,201)	$(1,671)	$(616)	$1,483		$(773)

Earnings (Loss) per Share from Continuing
Operations:
Basic	$(0.21)					$(0.12)

Diluted	$(0.21)					$(0.12)

Weighted-average common shares outstanding:
Basic	5,698			656	(c)	6,354

Diluted	5,698			656	(c)	6,354

The accompanying notes are an integral part of this unaudited pro forma condensed statement of earnings.

SUNLINK HEALTH SYSTEMS, INC.

Notes to Unaudited Condensed Pro Forma Statement of Earnings

For the six months ended December 31, 2003

(All amounts in thousands, except for per share)

(a)	Depreciation expense increased based upon increased property, plant and equipment resulting from the preliminary purchase price allocation of HealthMont.

(b)	Interest expense has been adjusted as follows:

(i)	To reflect increased interest expense as a result of the debt incurred in the HealthMont acquisition	$145

(ii)	To reflect of expected payment of debt from the proceeds of the sale of Mountainside:
	Revolving advances	(194)
	Term loan	(304)
	Senior subordinated note	(1,180)
	Senior subordinated zero coupon note	(93)

	Decreased interest expense	(1,771)

	Net decrease in interest expense	$(1,626)

(c)	Basic and diluted earnings per share weighted average share adjustment:
Additional SunLink shares issued at HealthMont merger:

Shares issued to HealthMont shareholders		1,131
Shares issued to terminate consulting agreements		35
Shares issued to keep letters of credit guarantee in place		60
Contingently issuable shares for little cash consideration to lenders		58

		1,284
Number of days from beginning of period until actual shares issued	94
Days in six month period	184

		0.5109

Incremental weighted average shares		656

Diluted common shares outstanding do not include any shares which may be issued upon exercise of warrants to purchase common shares pursuant to the reduction in the exercise price of such warrants to $2.50 per warrant through April 20, 2004. The issuance of any such shares as of December 31, 2003 would have been anti-dilutive.

(d)	Tax expense - No tax benefit is recorded in connection with the pro forma loss before income taxes. Both SunLink and HealthMont have tax net operating carryforward positions at December 31, 2003.